                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

         /X/ Filed by the Registrant
         / / Filed by a Party other than the Registrant

         Check the appropriate box:

         / / Preliminary Proxy Statement
         / / Confidential, for Use of the
                  Commission Only (as permitted by
                  Rule 14a-6(e)(2))
         /X/ Definitive Proxy Statement
         / / Definitive Additional Materials
         / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        CONDOR TECHNOLOGY SOLUTIONS, INC.
 ------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
 ------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         /X/ No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
             0-11.

         (1) Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:
         ----------------------------------------------------------------------
         (5) Total fee paid:
         ----------------------------------------------------------------------
         / / Fee paid previously with preliminary materials.

         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

         ----------------------------------------------------------------------

         (2) Form, schedule or registration statement no.:

         ----------------------------------------------------------------------

         (3) Filing party:

                        CONDOR TECHNOLOGY SOLUTIONS, INC.
                        ---------------------------------

         (4) Date filed:

                   3/30/99
         ---------------------------

                                                                Annapolis Office Plaza
                                            [LOGO]              170 Jennifer Road
CONDOR TECHNOLOGY SOLUTIONS,                                    Suite 325
 INC.                                                           Annapolis, MD 21401
                                                                Tel: 410-266-6700
                                                                Fax: 410-266-8400

                                 April 1, 1999
Dear Stockholders:

    It is my pleasure to invite you to the 1999 Annual Meeting of Stockholders of Condor Technology Solutions, Inc. to be held on Tuesday, May 4, 1999 at 10:00 a.m., Eastern Daylight Time, at the Annapolis Marriott Waterfront, 80 Compromise Street, Annapolis, Maryland.

    At the meeting, we will report on important activities and accomplishments of the Company and review the Company's financial performance and business operations. You will have an opportunity to ask questions and gain an up-to-date perspective on your Company and its activities. You will also have an opportunity to meet your directors and other executives of the Company.

    The meeting will also be devoted to the election of three Class II directors, approval of PricewaterhouseCoopers LLP as the independent accountants for 1999, and consideration of other business matters properly brought before the meeting.

    Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. I therefore urge you to complete, sign, date and return your proxy promptly in the enclosed envelope. Your return of a proxy in advance will not affect your right to vote in person at the Annual Meeting.

    I hope that you will attend the Annual Meeting. The officers and directors of the Company look forward to seeing you at that time.

                                          Very truly yours,
                                          /s/ Kennard F. Hill
                                          Kennard F. Hill
                                          Chairman of the Board and
                                            Chief Executive Officer

                       CONDOR TECHNOLOGY SOLUTIONS, INC.
                               170 JENNIFER ROAD
                                   SUITE 325
                           ANNAPOLIS, MARYLAND 21401

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              TUESDAY, MAY 4, 1999

To our Stockholders:

    The Annual Meeting of Stockholders of Condor Technology Solutions, Inc. will be held on Tuesday, May 4, 1999, at 10:00 a.m. EDT at the Annapolis Marriott Waterfront, 80 Compromise Street, Annapolis, Maryland, for the following purposes:

1. To elect three Class II Directors, each for a term of three years and until their respective successors have been elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 1999; and

3.  To transact such other business as may properly come before the Meeting.

    Stockholders of record at 5:00 p.m. EDT on March 22, 1999, are entitled to receive notice of and to vote at the Meeting.

    You are cordially invited to attend the Meeting. Please carefully read the attached Proxy Statement for additional information regarding the matters to be considered and acted upon at the Meeting.

    WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. No postage need be affixed to the return envelope if mailed in the United States. If you attend the Meeting, you may withdraw your proxy and vote in person by ballot.

                                          /s/ John F. McCabe
                                          John F. McCabe
                                          Vice President, General Counsel
                                            and Secretary

Annapolis, Maryland
April 1, 1999

                       CONDOR TECHNOLOGY SOLUTIONS, INC.
                               170 JENNIFER ROAD
                                   SUITE 325
                           ANNAPOLIS, MARYLAND 21401

                            ------------------------

                                PROXY STATEMENT

    This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy Card are being furnished in connection with the solicitation by the Board of Directors of Condor Technology Solutions, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders scheduled to be held on Tuesday, May 4, 1999, at 10:00 a.m. EDT, at the Annapolis Marriott Waterfront, 80 Compromise Street, Annapolis, Maryland, and any adjournment or postponement thereof (the "Meeting"). This Proxy Statement and the enclosed Proxy Card are being furnished on or about April 1, 1999, to all holders of record of the Company's Common Stock as of 5:00 p.m. EDT on March 22, 1999. A copy of the Company's 1998 Annual Report to Stockholders accompanies this Proxy Statement.

    At the Meeting, Stockholders will elect three Class II directors, each to serve for a term of three years. Stockholders will also act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 1999.

                       VOTING SECURITIES AND RECORD DATE

    The Board of Directors has fixed 5:00 p.m. EDT on March 22, 1999 as the record date (the "Record Date") for determination of Stockholders entitled to notice of and to vote at the Meeting. As of the Record Date, there were 12,101,488 shares of Common Stock issued and outstanding and there were no other voting securities of the Company outstanding. Each outstanding share of Common Stock entitles the record holder thereof to one vote.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

    Eligible stockholders of record may vote at the Meeting in person or by means of the enclosed Proxy Card. You may specify your voting choices by marking the appropriate boxes on the Proxy Card. The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to or at the Meeting, will be voted in accordance with the instructions specified thereon. If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted by the proxy holders as recommended by the Board of Directors.

    The Board of Directors encourages you to complete and return the Proxy Card even if you expect to attend the Meeting. You may revoke your proxy at any time before it is voted at the Meeting by giving written notice of revocation to the Secretary of the Company, by submission of a proxy bearing a later date or by attending the Meeting in person and casting a ballot.

    The proxy holders, Kennard F. Hill, Daniel J. Roche and John F. McCabe, will vote all shares of Common Stock represented by Proxy Cards that are properly signed and returned by stockholders. The Proxy Card also authorizes the proxy holders to vote the shares represented with respect to any matters not known at the time this Proxy Statement was printed that may properly be presented for consideration at the Meeting. YOU MUST RETURN A SIGNED PROXY CARD IF YOU WANT THE PROXY HOLDERS TO VOTE YOUR SHARES OF COMMON STOCK.

    Under Delaware law and the Company's Certificate of Incorporation, if a quorum is present at the Meeting, the three nominees for election as directors who receive the greatest number of votes will be elected Class II Directors. Approval of other matters that properly come before the Meeting requires the affirmative vote of a majority of the total number of votes cast. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

    The cost of soliciting proxies will be borne by the Company. Following the mailing of proxy solicitation materials, proxies may be solicited by directors, officers and employees of the Company and its subsidiaries personally, by telephone or otherwise. Such persons will not receive any fees or other compensation for such solicitation. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares of Common Stock for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    The Amended and Restated By-Laws of the Company (the "By-Laws") provide that the Company's business shall be managed under the direction of a Board of Directors, with the number of directors to be fixed by the Board of Directors from time to time. The Board of Directors has fixed the number of directors which shall constitute the entire Board of Directors at eight.

    Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Company's Board of Directors is divided into three classes: Class I, Class II and Class III, each class being as nearly equal in number as possible. The directors in each class serve terms of three years and until their respective successors have been elected and qualified. There are presently two directors in Class I and three directors in each of Class II and Class III.

    The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three year term. The term of the three Class II directors, Dennis E. Logue, Edward J. Mathias and William E. Hummel, will expire at the Meeting. The other five directors will remain in office for the remainder of their respective terms, as indicated below.

    Director candidates are nominated by the Board of Directors. Stockholders are also entitled to nominate candidates for the Board of Directors in accordance with the procedures set forth in the By-Laws.

    Each of the nominees for election as a Class II director has consented to being named as a nominee for director of the Company and has agreed to serve if elected. In the event that any of the nominees should become unavailable or unable to serve as a director, the persons named as proxies on the Proxy Card will vote for the person(s) the Board of Directors recommends.

    Set forth below is certain information regarding each nominee for Class II director and each Class I and Class III director, whose term of office will continue after the Meeting.

NOMINEES FOR CLASS II DIRECTOR

    Dennis E. Logue, 55, has been a director of the Company since March 1998. Mr. Logue has held various faculty positions at the Amos Tuck School of Business Administration at Dartmouth College since 1974, including Professor of Management since July 1985 and Associate Dean from July 1989 to June 1993. From January 1994 to January 1995, Mr. Logue was the Economic Advisor to the Governor of New Hampshire. Prior to joining the faculty at the Amos Tuck School in 1974, Mr. Logue taught at Indiana University and worked at the U.S. Treasury as a senior research economist. In addition, Mr. Logue has been a visiting professor at the University of California at Berkeley, the University of Virginia and Georgetown University. Mr. Logue was a founder and has served on the board of directors of Ledyard National Bank since 1991. He also serves on the board of directors of Sallie Mae (GSE), Promontory Software Technology, Preferred Technology, Inc., and Synergy Innovations, Inc. Mr. Logue is also a Trustee of Crossroads Academy and a Trustee of the Josiah Bartlett Center for Public Policy. Mr. Logue received a bachelor of arts degree in English and philosophy from Fordham University, a masters degree in business administration from Rutgers University and a Ph.D. in managerial economics from Cornell University.

    Edward J. Mathias, 57, has been a director of the Company since the February 10, 1998 closing of the Company's initial public offering (the "Offering"). Mr. Mathias has been a Managing Director of The Carlyle Group, a Washington, D.C.-based merchant bank, since January 1994. Prior to joining Carlyle, Mr. Mathias held various positions at T. Rowe Price Associates, Inc., an investment management firm, from June 1971 to December 1993, serving most recently as a Managing Director. Mr. Mathias also serves on the board of directors of U.S. Office Products and U S A Floral Products, Inc. Mr. Mathias is also a shareholder in WIT Capital and Cross Hill Financial, both of which are broker-dealers and members of the National Association of Securities Dealers, Inc. He received a bachelor of arts degree from the University of Pennsylvania and a masters degree in business administration from Harvard Business School.

    William E. Hummel, 36, has been a director of the Company since the February 10, 1998 closing of the Offering. Mr. Hummel has been President of Federal Computer Corporation ("Federal"), one of the eight information technology service companies acquired in connection with the Offering (the "Founding Companies"), since June 1994. From June 1984 to May 1994, Mr. Hummel was President of Federal Datatronics Division, Inc., a systems integration company servicing the federal government. Mr. Hummel received a bachelor of science degree in business administration from Drake University.

INCUMBENT CLASS I DIRECTORS--TO CONTINUE IN OFFICE FOR TERMS EXPIRING IN 2001

    Peter T. Garahan, 52, has been a director of the Company since the February 10, 1998 closing of the Offering. Mr. Garahan is Chief Operating Officer of AmTeva Technologies, an enhanced voice services software company. Mr. Garahan has also been a principal of The Ryegate Group, a strategic and financing consulting firm, since January 1997. From March 1995 to December 1996, Mr. Garahan was Executive Vice President--Sales and Marketing of Mitchell International, an IT company servicing the automotive industry and a subsidiary of the Thomson Corporation, a major publishing and information company. From May 1992 through December 1996, Mr. Garahan was President of Mitchell Medical, formerly Medical Decision Systems, a software company specializing in automotive medical insurance claims analysis. Mr. Garahan serves on the board of directors of Celeris Corporation, AmTeva Technologies and National Medical Advisory Service. Mr. Garahan received a bachelor of arts degree from the State University of New York at Stony Brook and a masters degree in business administration from Cornell University, and is a veteran of the United States Navy.

    C. Lawrence Meador, 52, has been Vice Chairman of the Board of Directors of the Company and Chief Executive Officer of Management Support Technology ("MST") since the February 10, 1998 closing of the Offering. Mr. Meador is the founder and has been the President of MST, a Founding Company, since 1992. From January 1996 to June 1998, Mr. Meador served, under an MST contract, as the Chief Information Officer of CIGNA Property and Casualty, an insurance company. All fees payable by CIGNA Property and Casualty in connection with Mr. Meador's services as the Chief Information Officer of CIGNA Property and Casualty were paid to MST. Mr. Meador has also been on the academic staff of the Massachusetts Institute of Technology for over 20 years, during which period he was a consultant to numerous international Fortune 1000 companies, governmental bodies and other organizations. From 1974 to 1992, Mr. Meador was the Founder, President and Chief Executive Officer of Decision Support Technology, Inc., a firm established to commercialize MIT research on Decision Support Systems. From 1985 to 1987 he served as a Co-Founder, Director and Vice Chairman of Software Productivity Research, Inc. Mr. Meador received a bachelor of science degree from the University of Texas and masters degrees in management and mechanical engineering from the Massachusetts Institute of Technology.

INCUMBENT CLASS III DIRECTORS--TO CONTINUE IN OFFICE FOR TERMS EXPIRING IN 2000

    Kennard F. Hill, 58, has been Chief Executive Officer and a director of the Company since January 1997. Mr. Hill became Chairman of the Board of the Company upon the closing of the Offering on February 10, 1998. From January 1997 to February 1998, Mr. Hill also served as President of the Company. Mr. Hill was Group President of I-NET, Inc., a network computing and systems integration services company, from September 1995 to December 1996. From June 1993 to June 1995, Mr. Hill was President and Chief Executive Officer of Insource Technology, Inc., an IT consulting firm. From June 1992 to June 1993, Mr. Hill was a private consultant on client/server acquisition strategy in the healthcare industry. From 1988 to July 1992, Mr. Hill was Chief Executive Officer of DataLine Inc., a data processing and IT firm. From 1968 to 1988, Mr. Hill was employed by Electronic Data Systems Corporation ("EDS"), a full-service IT provider. He served as President of General Motors-EDS for North America from 1985 to 1988. At EDS, Mr. Hill also served as chief of the Healthcare Division, having previously served as its Director of Sales. Mr. Hill also was an officer of EDS's Federal Corp. subsidiary and a director of its National Heritage Insurance Corp. subsidiary, which provides healthcare underwriting for lower-income policyholders. In December 1994, Mr. Hill filed a voluntary petition in bankruptcy in order to discharge indebtedness arising out of his divorce and several partnerships in which he was a limited partner. The bankruptcy was discharged in January 1996. Mr. Hill attended the University of Texas and served two tours of duty as a United States Army pilot in Vietnam.

    Ann Torre Grant, 40, has been a director of the Company since March 1998. Ms. Grant has been a strategic and financial consultant since December 1997. Ms. Grant was Executive Vice President, Chief Financial Officer and Treasurer of NHP, Incorporated ("NHP"), a multifamily property management company, from February 1995 until the sale of NHP in December 1997. From 1989 to February 1995, Ms. Grant held various corporate finance positions with US Airways, serving as Vice President and Treasurer from 1991 to 1995. From 1983 to 1988, Ms. Grant held various corporate finance positions with American Airlines. Ms. Grant is a director of SLM Holding Co. and its subsidiary, Sallie Mae, of the Franklin Mutual Series Funds and of U S A Floral Products, Inc. Ms. Grant received a bachelor in business administration from the University of Notre Dame and a masters in business administration from Cornell University.

    William M. Newport, 63, has been a director of the Company since the February 10, 1998 closing of the Offering. In addition, Mr. Newport has been a Director and Chairman of the Audit Committee of the Corporation for National Research Initiatives, a non-profit national information infrastructure research and development organization, since 1990. Mr. Newport has been a director of Authentix Network, Inc., a privately held company engaged in providing roaming fraud prevention services to the wireless telecommunications industry, since July, 1996. Mr. Newport has been the Chairman of the Board of Ursus Telecom Corporation, a public international telecommunications service company, since April, 1998. Mr. Newport retired from Bell Atlantic Corporation in December, 1993 as Vice President of Strategic Planning and a member of the Office of the Chairman after 36 years in the telecommunications industry. Mr. Newport was the President and Chief Executive of AT&T's cellular subsidiary from 1981 to 1983 when he joined the newly formed Bell Atlantic Corporation. Mr. Newport received a bachelor of science degree in electrical engineering from Purdue University and a master of science degree in management from the Sloan School of Business at the Massachusetts Institute of Technology, which he attended as a Sloan Fellow.

COMPENSATION OF DIRECTORS

    Directors who are also officers or employees of the Company do not receive additional compensation for serving as directors. Each director who is not an officer or employee of the Company receives an annual retainer fee of $14,000, plus $1,000 per day or any portion of a day for attendance at meetings of the Board of Directors and any Committee of the Board, and $500 for each telephonic meeting of the Board or Committee of the Board. In addition, under the Company's 1997 Long-Term Incentive Plan, each non-employee director will be granted, subject to certain exceptions, an annual option to acquire 5,000 shares at the first meeting of the Board of Directors immediately following an annual meeting of the Company's stockholders at which such director is re-elected or remains a director. In addition, each person who becomes a non-employee director in the future will be granted automatically an option to acquire 10,000 shares upon such person's initial election as a director. Each such option will have an exercise price equal to the fair market value per share of Common Stock on the date of grant. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and visiting the Company's offices and other specified locations in their capacity as directors. Ms. Grant was paid $25,000 in 1998 for consulting services in the areas of finance and risk management.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

    During 1998, the Board of Directors held 10 meetings and took action by unanimous written consent on a number of occasions. Each director of the Company attended 75% or more of all Board meetings and 75% or more of all meetings of each committee on which such director served.

    The Board of Directors has established an Audit Committee, a Compensation Committee and a Finance Committee. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent accountants and consists of Ms. Grant (Chair) and Messrs. Newport and Logue. The Compensation Committee approves salaries and certain incentive compensation for management and key employees of the Company, administers the 1997 Long-Term Incentive Plan and 1998 Employee Stock Purchase Plan, reviews executive benefit plans and health and welfare plans, and consists of Messrs. Garahan and Mathias (Chair) and Ms. Grant. The Finance Committee advises the Company on financing alternatives and arrangements, approves credit agreements and consists of Mr. Garahan and Ms. Grant (Chair).

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of the Record Date by (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each named executive officer; and (iv) all executive officers and directors as a group. Unless otherwise indicated, all persons listed have an address in care of the Company's principal executive offices and have sole voting and investment power with respect to their shares.

NAME                                                                                            NUMBER      PERCENT
--------------------------------------------------------------------------------------------  ----------  -----------
J.P. Morgan & Co. Inc.(1)...................................................................   1,235,300        10.2%
Jerry B. Ward...............................................................................     738,178         6.0
PAR Investment Partners, L.P.(2)............................................................     700,000         5.8
C. Lawrence Meador..........................................................................     611,605         5.0
Kennard F. Hi11(3)..........................................................................     231,112         1.9
Daniel J. Roche(4)..........................................................................     177,963         1.4
Michael Louden..............................................................................     124,486         1.0
William E. Humme1(5)........................................................................     117,052         1.0
Michael G. Paglaiccetti(4)..................................................................      66,662           *
Edward J. Mathias(6)........................................................................      53,022           *
William J. Caragol( 7)......................................................................      38,195           *
John F. McCabe..............................................................................      33,436           *
William M. Newport(8).......................................................................      15,000           *
Ann Torre Grant(8)..........................................................................      14,000           *
Dennis E. Logue(8)..........................................................................      10,200           *
Peter T. Garahan(8).........................................................................      10,000           *
Robert F. Hefner............................................................................       7,592           *

All directors and executive officers as a group (15 persons)................................   2,248,503        18.3%

------------------------

*   less than 1.0%

1 Shares reported are based on a Form 13G/A filing. The stockholder's principle address is: 60 Wall Street, New York, NY 10260. Of the total shares beneficially owned, the stockholder has the sole power to vote 993,600 shares.

2 Shares reported are based on a Form 13G filing. The stockholder's principle address is: One Financial Center, Suite 1600, Boston, MA 02111.

3 Of this total, 175,302 shares are owned of record by the Hill-Craft Irrevocable Family Trust, of which Mr. Hill and his spouse, Shirley Craft, are trustees and share voting power and investment power with respect to such shares. Total includes options to purchase 50,000 shares of Common Stock that are currently exercisable.

4 Total includes options to purchase 25,000 shares of Common Stock that are currently exercisable.

5 Total includes options to purchase 1,667 shares of Common Stock that are currently exercisable.

6 Total includes options to purchase 26,667 shares of Common Stock that are currently exercisable.

7 Total includes options to purchase 20,000 shares of Common Stock that are currently exercisable.

8 Total includes options to purchase 10,000 shares of Common Stock that are currently exercisable.

                             EXECUTIVE COMPENSATION

    The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and the other four most highly compensated executive officers during 1998 (the "Named Executive Officers"). Except for the Chief Executive Officer, no executive officer's total salary and bonus exceeded $100,000 in 1997. In addition, no executive officers were granted options in or prior to 1997.

SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                                        ------------------------
                                                            ANNUAL COMPENSATION         SECURITIES   RESTRICTED
                                                     ---------------------------------  UNDERLYING      STOCK         OTHER
                                            YEAR       SALARY     BONUS(1)   OTHER(2)     OPTIONS     AWARDS(3)   COMPENSATION(4)
                                          ---------  ----------  ----------  ---------  -----------  -----------  --------------
  Kennard F. Hill.......................       1998  $  289,500  $   80,000  $  40,734     150,000    $  19,980     $    7,711
  Chairman of the Board and Chief              1997     216,000          --         --          --           --             --
  Executive Officer

  C. Lawrence Meador....................       1998     431,000      60,000         --          --       19,980         10,975
  Vice Chairman of the Board

  Daniel J. Roche.......................       1998     220,000          --         --      75,000       84,915          6,439
  President and Chief Operating Officer

  William J. Caragol....................       1998     129,792      75,000         --      60,000       84,915          5,905
  Vice President, Chief Financial
  Officer and Treasurer

  Michael G. Paglaiccetti...............       1998     232,308      60,000         --      75,000       74,925         10,757
  General Manager, Desktop Services
  Division

------------------------

1 Bonus amounts are reflected in the year to which they are attributable and not the year in which they are paid.

2 Fringe benefit amounts are omitted to the extent the aggregate value of such benefits is less than 10% of salary and bonus or $50,000. The amount shown for Mr. Hill reflects a housing allowance.

3 Restricted stock awards were issued in which certain members of management were granted restricted Common Stock at a price of $.01 per share. Ownership of this restricted Common Stock vests ratably over 2 years. This stock is subject to forfeiture in the event certain tenure criteria are not met. The amounts shown represent the full dollar value of the shares of Common Stock based on the closing market price on the date of grant, less the $.01 share exercise price.

4 Consists of matching contributions under a defined contribution 401(k) or profit sharing plan during 1998 and the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of the Named Executive Officer.

OPTION GRANTS IN LAST FISCAL YEAR

    Options granted to the Named Executive Officers during 1998 are set forth in the following table. No stock appreciation rights ("SARs") were granted during 1998.

                                                                                                      POTENTIAL REALIZABLE
                                                                                                             VALUE
                                                                                                    AT ASSUMED ANNUAL RATES
                                    NUMBER OF      PERCENT OF                                            OF STOCK PRICE
                                     SHARES       TOTAL OPTIONS                                           APPRECIATION
                                   UNDERLYING      GRANTED TO       EXERCISE                           FOR OPTION TERM(2)
                                     OPTIONS        EMPLOYEES         PRICE         EXPIRATION      ------------------------
NAME                               GRANTED(1)        IN 1998       ($/SHARE)(1)        DATE            5%($)       10%($)
---------------------------------  -----------  -----------------  -----------  ------------------  -----------  -----------
Kennard F. Hill..................     150,000               9%      $   13.00   February 5, 2008    $ 1,226,345  $ 3,107,798
C. Lawrence Meador...............          --              --              --                   --           --           --
Daniel J. Roche..................      75,000               5%          13.00   February 5, 2008        613,172    1,553,899
William J. Caragol...............      60,000               4%          13.00   February 5, 2008        490,538    1,243,119
Michael G. Paglaiccetti..........      75,000               5%          13.00   February 5, 2008        613,172    1,553,899

------------------------

1 The exercise price of each option was equal to at least the fair market value of the underlying Common Stock on the date of grant, as determined in accordance with the 1997 Long-Term Incentive Plan. Each option vests ratably over a three year period.

2 Future value of current-year grants assuming appreciation of 5% and 10% per year over the applicable option term. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

    In February, 1999, the Company granted options to purchase an aggregate of 95,000 shares of Common Stock to the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table provides the specified information concerning unexercised options held as of December 31, 1998 by the Named Executive Officers. There were no options exercised by the Named Executive Officers, and no SARs outstanding, during 1998.

                                                                                                         VALUE OF
                                                                                                        UNEXERCISED
                                                                           NUMBER OF SECURITIES        IN-THE-MONEY
                                                                          UNDERLYING UNEXERCISED        OPTIONS AT
                                       SHARES                                   OPTIONS AT             DECEMBER 31,
                                      ACQUIRED                              DECEMBER 31, 1998              1998
                                         ON                           ------------------------------  ---------------
                                      EXERCISE      VALUE REALIZED      EXERCISABLE    UNEXERCISABLE  EXERCISABLE(1)
                                    -------------  -----------------  ---------------  -------------  ---------------
Kennard F. Hill...................           --        $      --                --         150,000       $      --
C. Lawrence Meador................           --               --                --              --              --
Daniel J. Roche...................           --               --                --          75,000              --
William J. Caragol, Jr............           --               --                --          60,000              --
Michael G. Pagliacetti............           --               --                --          75,000              --


                                    UNEXERCISABLE(1)
                                    -----------------
Kennard F. Hill...................      $      --
C. Lawrence Meador................             --
Daniel J. Roche...................             --
William J. Caragol, Jr............             --
Michael G. Pagliacetti............             --

------------------------

1 The last reported sales price of the Common Stock on December 31, 1998, as reported by the Nasdaq Stock Market, was $10.00, which was less than the exercise price of $13.00 per share.

EMPLOYMENT AGREEMENTS; COVENANTS NOT TO COMPETE

    Effective January 2, 1997, the Company entered into an employment agreement with Mr. Hill providing for an annual base salary of $216,000 through the February 10, 1998 closing of the Offering and $300,000 thereafter. Mr. Hill also participates in the incentive bonus program established by the Company in the same manner as the other executives as described below. A trust, of which Mr. Hill is a trustee, acquired 175,302 shares of the Common Stock and Mr. Hill was granted options to purchase 150,000 shares of Common Stock in 1998. Mr. Hill's employment agreement has a term through February 10, 2001, with automatic renewals for successive one-year periods (each a "Renewal Period") unless, within 30 days prior to the termination of any such period, either party shall have given written notice to the other party that the term shall not be so extended.

    Each of Messrs. Meador, Roche, Caragol and Paglaiccetti has entered into an employment agreement with the Company providing for an annual base salary of $431,815, $220,000, $135,000 and $220,000, respectively, and a bonus to be determined annually in accordance with the annual incentive program of the Company for senior executives, which bonus shall be contingent upon the achievement of certain corporate and/or individual performance goals established by the Compensation Committee. Mr. Meador's agreement provides that he shall be paid a special bonus equal to 1% of the total purchase price or total investment for any acquisition or joint venture by the Company that Mr. Meador identifies and in which he assists in the closing thereof. Mr. Meador's employment agreement became effective as of the closing of the Offering for a term of three years. Mr. Roche's employment agreement was effective as of October 27, 1997 for a term of three years. Mr. Caragol's employment agreement was effective as of November 1, 1997 for a term of three years. Mr. Paglaiccetti's employment agreement was effective as of February 10, 1998 for a term of three years. Effective as of the expiration of each such initial term and as of each anniversary date thereof, the term shall be extended automatically for an additional 12-month period on the same terms and conditions existing at the time of renewal unless, not later than two months prior to each such respective date, either party shall have given notice to the other party that the term shall not be so extended.

    Each of these agreements provide that, in the event of a termination of employment by the Company without cause (other than upon the death or disability of the employee) or by the employee for good reason (including (i) a material breach by the Company of the compensation and benefits provisions set forth in the agreement; (ii) a material breach by the Company of any other term of the agreement; (iii) except in the case of Mr. Caragol, a material diminution in the employee's duties or responsibilities, as defined under the agreement; or (iv) in the case of Mr. Meador, if he is no longer a director of the Company or MST, the employee shall be entitled to severance payments equal to the employee's base salary as in effect immediately prior to such termination over the longer of the then-remaining term or 12 months (the "Severance Period"). In addition, under the foregoing circumstances, all options to purchase Common Stock issued to the employee shall become immediately vested and exercisable and, subject to the 1997 Long-Term Incentive Plan, shall remain exercisable during the Severance Period. Pursuant to his employment agreement, Mr. Roche acquired 108,402 shares of the Company's Common Stock. In addition, options to purchase 75,000 shares of the Company's Common Stock were granted to Mr. Roche in 1998.

    Each of the aforementioned employees will also be entitled to coverage under the group medical care, disability and life insurance benefit plans or arrangements in which such employee is participating at the time of termination, for the continuation of the Severance Period, provided such employee does not have comparable substitute coverage from another employer. Each employment agreement contains a covenant-not-to-compete with the Company without the prior approval of the Board of Directors of the Company. The covenant-not-to-compete is in effect during the period of employment, as well as during the Severance Period, if applicable. In the case of Mr. Meador, the covenant-not-to-compete is in effect initially for a period of four years from the closing of the Offering and remains in effect thereafter during his employment period. In the event Mr. Meador is terminated by the Company without cause or he resigns for good reason, the Company must continue to pay him his base salary in order to keep the covenant-not-to-compete in effect beyond the Severance Period.

    The information set forth in the following Report shall not be deemed incorporated by reference into any existing or future filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which incorporate by reference this Proxy Statement, except to the extent that the Company specifically incorporates such information by reference.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
  COMPENSATION

    The Compensation Committee, subject to the approval of the Board of Directors, determines the amount and form of compensation and benefits payable to the Company's executive officers. The Compensation Committee currently consists of three members, none of whom is a current or former employee or officer of the Company.

    In general, the goals of the Compensation Committee are to enable the Company to (i) recruit, develop and retain highly motivated and qualified executive management; (ii) maximize financial performance, balancing appropriately the short and long term goals of the Company; and (iii) align the interests of Company management with those of its stockholders through the use of stock options and incentives tied to increases in stockholder value.

    The Compensation Committee's philosophy in structuring a competitive executive compensation program is to provide for both variable incentive pay and base salary. The Committee anticipates that variable incentive compensation will become increasingly important as the Company matures and establishes baseline results. The Committee's evaluation of performance will focus on the results of the operational and financial integration of acquired companies, as well as on traditional stock price and earnings measures. Performance-based incentive pay is available through the 1998 Annual Incentive Plan and the grant of equity-based compensation under the 1997 Long-Term Incentive Plan, both of which are discussed below.

    The Compensation Committee reviews the compensation of the Chief Executive Officer, President and Chief Operating Officer and any other officer of the Company or a subsidiary with base salary compensation of $175,000 or more annually based on a variety of factors, including individual performance, market-based salary trends and the Company's overall financial results. Base salaries for other officers are set by the Chief Executive Officer, subject to review and approval by the Compensation Committee.

    The compensation of Messrs. Hill, Roche and Caragol for 1997 and 1998 was established pursuant to employment agreements entered into prior to the Offering. Mr. Paglaiccetti's and Mr. Meador's compensation for 1998 was determined pursuant to employment agreements which were effective upon consummation of the Offering. The Offering occurred prior to the appointment of the Compensation Committee.

    During 1998, the Compensation Committee recommended, and the Board of Directors approved, an annual incentive plan (the "1998 Annual Incentive Plan"). The purpose of the 1998 Annual Incentive Plan is to provide senior management, as well as other key employees, with additional performance incentives in the form of an annual incentive bonus to be paid in recognition of meeting certain financial, operational and qualitative goals to be set on an annual basis. Incentive bonus levels will vary in accordance with individual and corporate performance, with senior executives and qualified employees eligible to receive a bonus of up to 100% of annual salary based on exceptional performance.

    Based on the factors described above, the Committee provided incentive compensation in regard to 1998 to certain key members of management, including Mr. Hill, in the form of cash bonuses and/or shares of restricted Common Stock of the Company.

    The Committee provides equity incentive compensation through the grant of stock options under the Company's 1997 Long-Term Incentive Plan (the "Plan"). All grants of options under the Plan are made at an exercise price equal to the fair market value of the Common Stock on the grant date. In 1998 and through March 22, 1999, stock options for 1,833,819 shares of Common Stock were granted by the Compensation Committee. The Compensation Committee intends to make future grants under the Plan based on the achievement of individual and Company goals, as well as a subjective analysis of the executive's or key employee's contributions to the Company.

    Section 162(m) of the Internal Revenue code limits the deductibility of compensation in excess of $1.0 million paid-to the Chief Executive Officer and the four most highly compensated officers of the Company (other than the Chief Executive Officer) in any fiscal year, unless the compensation qualifies as "performance based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate and competitive compensation. The aggregate base salaries and bonuses of the Company's executive officers are not in the foreseeable future expected to exceed the $1.0 million limit, and options under the Company's Long-Term Incentive Plan are intended to qualify as performance-based compensation.

                                          Compensation Committee:
                                            Edward J. Mathias
                                            Ann Torre Grant
                                            Peter T. Garahan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors has a Compensation Committee consisting of Edward J. Mathias (Chair), Peter T. Garahan and Ann Torre Grant. Except for Mr. Hill, the Company's Chairman and Chief Executive Officer, no other officer or employee participated in deliberations of the committee concerning executive officer compensation. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent (10%) of the Common Stock (collectively, "Reporting Persons") to file initial reports of ownership and reports of changes of ownership of the Common Stock with the Securities and Exchange Commission ("SEC"). Reporting Persons are required to furnish the Company with copies of all forms that they file under Section 16(a). Based solely upon a review of the copies of such forms received by the Company or written representations from Reporting Persons, the Company believes that, through the date of this Proxy Statement, all Reporting Persons complied with all applicable filing requirements under Section 16(a).

CERTAIN TRANSACTIONS

    The Company was formed in August 1996. The Company was initially capitalized by SCM, LLC, a Virginia-based merchant banking firm known as "Commonwealth" of which J. Marshall Coleman, formerly the Chairman of the Board, is a member. In connection with the organization of the Company, members of Commonwealth acquired 1,413,806 shares of Common Stock in exchange for consulting, financial advisory and capital raising services provided by members of Commonwealth to the Company and the commitment of a member of Commonwealth to provide the funds necessary to effect the acquisition of the Founding Companies and the Offering. These shares were distributed to the members of Commonwealth, Mr. Coleman, James
J. Martell, Jr. and Charles F. Smith, in November 1997. Commonwealth was reimbursed for the funds advanced by it to the Company out of the proceeds of the Offering, together with interest on such advances at the prime rate. Such advances aggregated approximately $2,770,000 as of the closing of the Offering. On May 29, 1998 the Company and Mr. Smith entered into a settlement agreement pursuant to which the Company reimbursed Mr. Smith for certain cash advances made by him on behalf of the Company to fund organizational costs; entered into a sublease agreement with Mr. Smith for premises located in Virginia previously occupied the Company; and the Company and Mr. Smith exchanged releases. The sublease was subsequently terminated, and the premises re-let.

    Simultaneously with the February 10, 1998 closing of the Offering, the Company acquired by merger and in exchange for cash and shares of its Common Stock (the "Mergers") all of the issued and outstanding stock of the Founding Companies, at which time each Founding Company became a wholly owned subsidiary of the Company. The aggregate consideration paid by the Company in the Mergers consisted of (i) approximately $47.1 million in cash; (ii) 2,307,693 shares of Common Stock, for an aggregate value of approximately $30.0 million; and (iii) approximately $1.3 million of indebtedness of the Founding Companies assumed by the Company. The Company also assumed options to purchase shares of common stock of one of the Founding Companies, which constitute options to purchase an aggregate of 62,471 shares of Common Stock of the Company at the initial public offering price.

    The consideration paid for the Founding Companies was determined through arm's-length negotiations between the Company and the representatives of each Founding Company. The factors considered by the Company in determining the consideration paid included, among others, the historical operating results, the net worth, the amount and type of indebtedness and the future prospects of the Founding Companies. Each Founding Company was represented by independent counsel in the negotiation of the terms and conditions of the Mergers. Immediately prior to the Mergers, one of the Founding Companies repurchased certain shares held by a minority stockholder for $2.0 million and distributed $1.0 million to its stockholders and another Founding Company distributed $4.0 million to certain stockholders. Each of the stockholders of the Founding Companies has agreed not to compete with the Company through February 9, 2002.

    In connection with the Merger of MST into the Company, and as consideration for his interest in MST, Mr. Meador, who is an executive officer, director and holder of 5% of the outstanding shares of Common Stock of the Company, received 603,846 shares of Common Stock and approximately $9.8 million in cash. Additionally, pursuant to an arrangement in the purchase agreement, contingent consideration of up to $8,400,000 may be paid to MST, $2,520,000 of which would be paid in cash and the remainder of which would be paid in Common Stock, depending on MST's pre-tax income in 1999 and 2000.

    In connection with the Merger of Federal into the Company, and as consideration for his interest in Federal, Mr. Hummel, who is a director of the Company, received 115,385 shares of Common Stock and approximately $1.5 million in cash. Additionally, pursuant to an arrangement in the purchase agreement, contingent consideration of $9,000,000 has been earned and will be paid to Federal, $3,150,000 of which will be paid in cash and the remainder of which will be paid in Common Stock, based on Federal's pre-tax income in 1998.

PERFORMANCE MEASUREMENT PRESENTATION

    The following graph shows a comparison of the cumulative total returns for an investment in the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Computer & Data Processing Services Index. Although the SEC requires the Company to present a graph for a five year period, the Common Stock has been publicly traded only since February 5, 1998 and, as a result, the following chart commences as of such date. This graph is not "soliciting material" and should not be deemed to be "filed" with the SEC or subject to the SEC proxy rules or to the liabilities of Section 18 of the Exchange Act.

    The comparison assumes the investment of $100 on February 5, 1998 in the Company's Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           CONDOR TECHNOLOGY    NASDAQ COMPOSITE         NASDAQ COMPUTER &

                                                        Data Processing Services
              Solutions, Inc.               Index                          Index
2/5/98                $100.00             $100.00                        $100.00
3/31/98               $107.69             $109.55                        $117.36
6/30/98               $113.46             $112.54                        $130.04
9/30/98                $78.85             $101.66                        $122.17
12/31/98               $76.92             $131.91                        $158.63

                                                                                    FOR THE PERIODS ENDED
                                                                   -------------------------------------------------------
                                                                    2/5/98     3/31/98    6/30/98    9/30/98    12/31/98
                                                                   ---------  ---------  ---------  ---------  -----------
Condor Technology Solutions, Inc.................................     100.00     107.69     113.46      78.85       76.92
Nasdaq Composite Index...........................................     100.00     109.55     112.54     101.66      131.91
Nasdaq Computer & Data Processing Services Index.................     100.00     117.36     130.04     122.17      158.63

                PROPOSAL 2--APPROVAL OF INDEPENDENT ACCOUNTANTS

    The Board of Directors, upon the recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP, independent accountants, as auditors of the Company to examine and report to stockholders on the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending on December 31, 1999. PricewaterhouseCoopers LLP currently serves as the Company's independent accountants. Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals submitted for inclusion in the Proxy Statement for the 2000 Annual Meeting of Stockholders must be received by the Company at the Company's executive office in Annapolis, Maryland and must be submitted in accordance with Rule 14a-8 of the Exchange Act on or before December 1, 1999.

    All proposals intended to be submitted at the 2000 Annual Meeting of Stockholders which are not sought to be included in the proxy statement must be received by the Company at the Company's executive offices no later than December 31, 1999. However, in the event that the 2000 Annual Meeting of the Stockholders is more than 30 days before or more than 60 days after the anniversary date of the 1999 Annual Meeting, proposals to be considered timely must be received by the later of the 90th day prior to the 2000 Annual Meeting or the 10th day following public announcement of the meeting date.

                                 OTHER BUSINESS

    The Board of Directors does not intend to bring any other matter before the Meeting and does not know of any other business which others will present for consideration at the Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting of Stockholders and this Proxy Statement may be acted on at the Meeting. If any other business does properly come before the Meeting the proxy holders will vote on such matters according to their discretion.

    ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

PROXY CARD

                        CONDOR TECHNOLOGY SOLUTIONS, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Kennard F. Hill, Daniel J. Roche and John F. McCabe (the "Proxy Committee") or any of them as proxies, with full power of substitution, to vote as directed all Shares of Condor Technology Solutions, Inc. the undersigned is entitled to vote at the 1999 Annual Meeting of Stockholders of Condor Technology Solutions, Inc. to be held at the Annapolis Marriott Waterfront, 80 Compromise Street, Annapolis, Maryland on May 4, 1999, at 10:00 a.m. THIS PROXY AUTHORIZE(S) EACH OF THEM TO VOTE AT HIS DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. IF THIS CARD CONTAINS NO SPECIFIC VOTING INSTRUCTIONS, MY (OUR) SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

/X/    Please mark your votes
       as in this example

         The Board of Directors recommends a vote FOR election of directors and FOR proposal 2.

                                           FOR ALL NOMINEES    WITHHELD FOR ALL
                                           LISTED AT RIGHT
              (except as marked)
1.    Election of Dennis E. Logue,               /  /                /  /
      Edward J. Mathias and
      William E. Hummel as Class II
      Directors for a three-year term
      ending at the annual meeting in 2002

To withhold authority to vote for any individual nominee, write that nominee's name on the line below:


                                    FOR               AGAINST            ABSTAIN
2.    Approval of Appointment of   /  /                /  /                /  /
      Independent Accountants

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of the three Class II directors and FOR proposal 2.

SIGNATURE(S):                                        DATE

----------------------------------------             -------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.